Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

GIVES ‘RISE’ TO THE

COMPANION OF HEROES – LACROIX

FORT LAUDERDALE, FL, July 1, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced trending results for its third and fourth quarters plus fiscal year ended May 2, 2020.

“In times of strife, there is always a silver lining. Hard as it often is to find, it appears. 2020 gave ICU experts, intensive care specialists, first responders and medical experts their favorite fix – LaCroix. ‘Wow, that did it!’ These words accompanied photos of those daring and special humans that went to the aid of sick and ailing patients, giving of themselves to help others. No greater act is the act of saving a life.

Our number one priority was to continue manufacturing while keeping our employees safe. This press release is about the results of our actions during these trying times. We are most fortunate to continue giving joy to the finest heroes of these times,” stated a company spokesperson.

Facts – FY 2020

●	Net sales exceeded $1 billion.

●	Year-end cash was $305 million.

●	Fourth quarter operating margin increased to 17.6%, up from 14.1% for the prior year.

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National Beverage Corp.

(dollars in thousands, except EPS)
	3rd Quarter	4th Quarter*	Fiscal Year*

Net Sales	$222.8	$262.4	$1,000.4
Increase	0.9%	9.4%
Operating Income	33.2	46.3	165.7
Increase	7.1%	37.2%
Net Income	26.6	36.2	130.0
Increase	7.1%	38.6%
EPS	0.57	0.78	2.79
Increase	7.5%	39.3%

Facts – LaCroix

●	Latest three LaCroix flavors set unprecedented sales records.

●	LaCroix growth in most recent 13-week period approaches 20%.

●	Restaurants, theme parks, entertainment centers and theatre closures have shifted consumption purchases to channels favoring authentic and healthy LaCroix.

“Financial results clearly reflect the profound innovation, vitality and consumer loyalty of brand LaCroix. Three ground-breaking new flavors . . . LimonCello, Pastèque and Hi-Biscus, unique only to LaCroix, were launched nationwide with impressive results that drove record fourth quarter sales,” stated a company spokesperson.

“We are proud of the positive momentum across all our distinguished brands. We are particularly pleased with strong operating results in the second half of FY 2020 as we continue to execute our Stimulus Plan focused on Volume, Operating Margin, Capacity, Innovation, Cash Flow and Healthy Hydration.

In present times, heartfelt, nostalgic memories provide feelings of comfort and security. We would like to thank our long-time and newly-converted consumers for making LaCroix a daily part of their lives. Their loyalty and love are unparalleled when it comes to brand LaCroix. As one fan recently posted, LaCroix is ‘hydration with a heart.’ We couldn’t have said it better,” concluded the spokesperson.

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Three Months Ended May 2, 2020 and April 27, 2019
and Fiscal Year Ended May 2, 2020

(in thousands, except per share amounts)
	Three Months Ended		Fiscal Year Ended
	May 2, 2020*	April 27, 2019	May 2, 2020*

Net Sales	$ 262,401	$ 239,914	$ 1,000,394

Net Income	$ 36,213	$ 26,135	$ 129,972

Earnings Per Common Share
Basic	$ .78	$ .56	$ 2.79
Diluted	$ .77	$ .56	$ 2.78

Avg. Common Shares Outstanding
Basic	46,612	46,644	46,628
Diluted	46,753	46,892	46,828

*The Three Months and Fiscal Year Ended May 2, 2020 consisted of 14 and 53 weeks, respectively.

See the Company's Annual Report on Form 10K filed July 1, 2020 for complete financial statements.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.